PRACTUS
JOHN H. LIVELY, Managing Partner
john.lively@practus.com
7001 N Scottsdale Rd, Suite 2040
Scottsdale, Arizona 85253
(913) 660-0778

October 28, 2026

PFS Funds

1939 Friendship Drive, Suite C

El Cajon, California 92020

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm in the Prospectus and under the caption “Fund Services” in the Statement of Additional Information for the Tandem Fund, a series portfolio of the PFS Funds (the “Trust”), which is included in Post-Effective Amendment No. 279 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-94671), and Amendment No. 279 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-09781), on Form N-1A of the Trust.

Sincerely,

/s/ John H. Lively

On behalf of Practus, LLP